CLARK/BARDES
Contact:	Jim Radosevich Vice President, Corporate Finance & Investor Relations Phone: 847-304-5800; email - jradosevich@clarkbardes.com

Clark/Bardes Reports Record Fourth Quarter Results

End-of-year surge results in quarterly EPS of $0.65

Barrington, IL, February 28, 2001 - Clark/Bardes Holdings Inc. (NASDAQ:CLKB or "CBH"), a national firm providing executive compensation planning, benefit services and funding alternatives to U.S. corporations, banks and healthcare organizations, today announced fourth quarter 2000 revenues of $57.5 million, up 39.2% from revenues of $41.3 million in last year's fourth quarter. Fourth quarter operating income before amortization expense (EBITA) was $15.6 million, a 48.6% increase from the comparable 1999 period. During the period, Clark/Bardes received $1 million of life insurance proceeds resulting from the death of one of its consultants, which contributed approximately $0.08 to the company's quarterly earnings per share. Clark/Bardes reported net income for the fourth quarter of $8.3 million, or $0.65 per fully diluted share versus net income of $4.9 million or $0.49 per diluted share in the fourth quarter of 1999.

Fourth Quarter Highlights
●	New business revenues were $35.7 million, up 48.1% from fourth quarter 1999
●	Renewal and other revenues increased 26.7% to $21.8 million
●	EBITA margin continues to improve to 27.1% compared to 25.4% in prior year
●	Record quarterly net income and EPS results of $8.3 million and $0.65 respectively
●	Completed the purchase of Forrest, Wagner & Associates, its thirteenth acquisition since the company's initial public offering in August 1998

Financial Summary of Operations ($ in millions except per share amounts)
	Three months ended December 31,		Twelve months ended December 31,
	2000	1999	2000	1999
Total Revenue	57.5	41.3	147.6	120.8
Gross profit	37.3	25.9	96.8	67.7
EBITA	15.6	10.5	28.1	22.5
Net income *	8.3	4.9	11.5	8.8
EPS (Diluted) *	$0.65	$0.49	$1.05	$0.95

* Net income for the fourth quarter and twelve months 2000 include 71.0 million of life insurance proceeds. Diluted earnings per share for the quarter and year to date, without this benefit, would have been $.57 and $.96, respectively

			2000	1999
Total Debt (Millions)			$64.8	$42.7
Debt/Capitalization ratio			36.6%	40.7%

Total revenues for the quarter ended December 31, 2000 were $57.5 million, up 39.2% from revenues of $41.3 million in fourth quarter 1999. The Company's revenues benefited from the Pearl Meyer and Compensation Resource Group acquisitions, excellent persistency on inforce business, and a strong fourth-quarter surge from its Bank Compensation Strategies division led by Rich Chapman. New business revenue during fourth quarter 2000 increased 48.1% to $35.7 million compared to the fourth quarter of 1999. Renewal revenues in the fourth quarter totaled $21.8 million, an increase of 26.8% over fourth quarter 1999.

Quarterly results (000's)	12/31/00	12/31/99	Difference	% Change
New sales	$35.7	$24.1	$11.6	48.1%
Renewals and other	$21.8	$17.3	$4.5	26.0%

Gross profit was higher for the quarter at $37.3 million, versus $25.9 million in fourth quarter 1999. Gross profit margins also improved to 65.0% compared to 62.6% in the fourth quarter of 1999. Operating income before amortization increased 48.6% to $15.6 million from $10.5 million in the same period last year. Pre-tax income was $12.5 million, a 53.1% increase from fourth quarter 1999. The Company had a lower effective income tax rate in 2000, primarily due to the receipt of tax-free insurance proceeds and a refund of prior year state taxes. Effective tax rates were approximately 34% for the quarter and for the year, as compared to 40% in 1999. After-tax net income was $8.3 million or $0.65 per fully diluted share versus net income of $4.9 million or $0.49 per fully diluted share in the fourth quarter of 1999.

"Our fourth quarter has always been critical, and we are generally pleased with the results," commented Tom Wamberg, Chairman and Chief Executive Officer of CBH. "Our two most recent acquisitions, CRG and Pearl Meyer & Partners, have continued to perform as projected. Our bank sales were strong in the fourth quarter, particularly in the community bank market, which had an outstanding finish to the year. Moreover, we are very pleased with our integration efforts and our strides toward achieving a seamless consulting process among our various product lines."

Twelve Month Results:

For the twelve months ended December 31, 2000, total revenues grew to $147.6 million, an increase of 22.2% from calendar year 1999. First year revenues for the twelve-month period ending December 31, 2000 were $84.3 million, a 24.5% increase over 1999. Renewal and other recurring revenues were $63.3 million, up 19.4% from last year's comparable period.

Operating income before amortization increased 24.9% to $28.1 million. Operating income increased to $21.0 million from $18.1 million during the twelve months of 1999, which includes amortization costs that were $2.8 million higher in 2000 as compared to 1999. Net income was $11.5 million, a 30.7% increase from net income of $8.8 million in 1999.

Outlook

"We feel we have made great strides in properly positioning our company in the executive compensation and benefits market. Our banking and corporate markets have a strong pipeline going into 2001 and we are seeing more opportunities emerge between our compensation consulting and benefits planning units," stated Tom Pyra, Chief Financial Officer and Chief Operating Officer of CBH. "Our expectation is that we will be able to grow the EPS of existing operations by approximately 20% above 2000 results at an anticipated 38% tax rate. These expectations reflect a deteriorating macro-economic outlook, which will affect our ability to grow the business at historical levels. A slower economy will likely have some effect on new business generation, and the anticipated reduction in benefit program funding could also affect some of our renewal revenue if premium payments are deferred."

"We will continue to actively seek acquisitions that compliment our business of helping companies keep their best people," remarked Mr. Wamberg. "However, our primary emphasis is to maximize the growth and profitability of our existing operations, and to continue cross-selling our services within the company. We made excellent progress in 2000 to position the Company for future success. Our goal for 2001 is to continue executing this strategy to achieve the best results possible."

Founded in 1967, Clark/Bardes Holdings is a firm with expertise in executive compensation and benefit design, funding and plan administration. With more than 2,800 corporate, healthcare and banking clients, Clark/Bardes' mission is helping companies keep their best people.

A conference call discussing the company's fourth quarter 2000 results will take place this morning, February 28, 2001 at 10:00am CST. The call will be webcast live and can be listened to by accessing the company's website at www.clarkbardes.com, in the "Earnings Reports" section.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation dependence on key consultants, the Company's dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressure, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission.

Such statements reflect the current views of the Company's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company's Internet site: http://www.clark-bardes.com.

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CLARK/BARDES HOLDINGS, INC.
BALANCE SHEET
UNAUDITED
($ in thousands except share amounts)
	December 31, 2000	December 31, 1999
ASSETS
Current Assets
Cash and cash equivalents	$ 7,598	$ 4,832
Accounts and notes receivable, net	31,012	18,295
Other current assets	2,931	1,123
Total Current Assets	41,541	24,250
Intangible Assets, Net	165,373	94,991
Equipment and Leasehold Improvements, Net	8,376	4,505
Deferred Tax Asset	-	282
Other Assets	2,774	831
Total Assets	$ 218,064	$ 124,859

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable	$ 10,786	$ 4,100
Commissions and fees	7,541	3,475
Income taxes	4,071	4,350
Accrued liabilities	12,028	7,841
Debt maturing within one year	12,153	7,252
Total Current Liabilities	46,579	27,018

Long Term Debt	52,688	35,473
Deferred Tax Liability	4,440	-
Deferred Compensation	1,746	-

Stockholder's Equity
Common stock	127	96
Paid-in capital	88,810	50,099
Retained earnings	23,674	12,173
Total Stockholder's Equity	112,611	62,368
Total Liabilities and Stockholder's Equity	$ 218,064	$ 124,859

CLARK/BARDES HOLDINGS, INC.
INCOME STATEMENT
UNAUDITED
($ in thousands except share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2000	1999	2000	1999
Total revenue	$ 57,469	$ 41,329	$ 147,625	$ 120,760
Commission and fee expense	20,135	15,436	50,804	53,108
Gross profit	37,334	25,893	96,821	67,652
General and administrative expense	21,706	15,364	68,707	45,153
Amortization of intangibles	2,540	1,361	7,138	4,370
Income from operations	13,088	9,168	20,976	18,129
Interest and other income	1,061	38	1,266	329
Interest expense	(1,660)	(1,048)	(4,970)	(3,548)
Pre-tax income	12,489	8,158	17,272	14,910
Income tax expense	4,143	3,270	5,824	6,079
Net income	$ 8,346	$ 4,888	$ 11,448	$ 8,831

Basic net income per common share
Net income	$ 0.66	$ 0.51	$ 1.07	$ 0.97
Weighted average shares	12,665,497	9,629,999	10,744,719	9,077,775
Diluted net income per common share
Net income	$ 0.65	$ 0.49	$ 1.05	$ 0.95
Weighted average shares	12,758,815	9,912,417	10,880,598	9,328,939

CLARK/BARDES HOLDINGS, INC.
OPERATING PERFORMANCE BY DIVISION

($ in thousands except share amounts)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2000	1999	2000	1999
Corporate
First year revenue	$ 15,002	$ 13,427	$ 32,648	$ 33,547
Renewal revenue	16,465	12,933	45,952	39,981
Total revenue	31,467	26,360	78,600	73,528
Commission expense	11,567	10,035	30,486	36,158
Gross profit	19,900	16,325	48,114	37,370
Operating expense	8,736	7,645	23,305	15,525
EBITA	11,164	8,680	24,809	21,845
Amortization	1,458	714	3,339	2,095
Operating income	$ 9,706	$ 7,966	$ 21,470	$ 19,750

Banking
First year revenue	$ 13,370	$ 7,495	$ 28,551	$ 21,613
Renewal revenue	3,992	3,095	11,621	9,171
Total revenue	17,362	10,590	40,172	30,784
Commission expense	7,625	4,946	17,454	15,057
Gross profit	9,737	5,644	22,718	15,727
Operating expense	4,517	3,216	15,292	11,192
EBITA	5,220	2,428	7,426	4,535
Amortization	346	273	1,232	914
Operating income	$ 4,874	$ 2,155	$ 6,194	$ 3,621

HealthCare
First year revenue	$ 4,260	$ 3,170	$ 16,870	$ 12,589
Renewal revenue	1,036	1,362	5,269	3,859
Total revenue	5,296	4,532	22,139	16,448
Commission expense	890	456	2,811	1,894
Gross profit	4,406	4,076	19,328	14,554
Operating expense	4,139	4,501	16,932	12,570
EBITA	267	(425)	2,396	1,984
Amortization	445	374	1,795	1,361
Operating income	$ (178)	$ (799)	$ 601	$ 623

Compensation Consulting
First year revenue	$ 2,961	$	$ 6,027	$
Renewal revenue
Total revenue	2,961	-	6,027	-
Commission expense
Gross profit	2,961	-	6,027	-
Operating expense	1,889		4,095
EBITA	1,072	-	1,932	-
Amortization	299		626
Operating income	$ 773	$ -	$ 1,306	$ -

Holding Company
First year revenue	$ 87	$	$ 190	$
Renewal revenue	296		496
Total revenue	383	-	686	-
Commission expense	52		52
Gross profit	331	-	634	-
Operating expense	2,423	2,409	9,083	5,865
EBITA	(2,092)	(2,409)	(8,449)	(5,865)
Amortization	(8)		145
Operating income	$ (2,084)	$ (2,409)	$ (8,594)	$ (5,865)

Consolidated/Reconciliation
First year revenue	$ 35,680	$ 24,092	$ 84,286	$ 67,749
Renewal revenue	21,789	17,390	63,338	53,011
Total revenue	57,469	41,482	147,624	120,760
Commission expense	20,134	15,437	50,803	53,109
Gross profit	37,335	26,045	96,821	67,651
Operating expense	21,704	17,771	68,707	45,152
EBITA	15,631	8,274	28,114	22,499
Amortization	2,540	1,361	7,137	4,370
Operating income	$ 13,091	$ 6,913	$ 20,977	$ 18,129

CLARK/BARDES HOLDINGS, INC.
EARNINGS GUIDANCE FOR 2001
UNAUDITED
($ in thousands except share amounts)
	First Quarter 2001	Second Quarter 2001	Third Quarter 2001	Fourth Quarter 2001	2001
First Year Revenue	29,100	24,200	25,700	38,500	117,500
Renewal and Other Revenue	28,000	18,100	17,900	24,300	88,300
Gross Revenue	57,200	42,300	43,600	62,900	206,000
Gross Profit	37,200	28,400	29,600	42,700	137,900
EBITA	12,200	4,500	5,400	18,500	40,600
Net Income	5,300	600	1,200	9,500	16,600
Diluted Shares O/S	13,034	13,218	13,325	13,401	13,244
Earnings Per Share (diluted)	0.41	0.04	0.09	0.71	1.25

Expected Contribution by Operating Division
	Total Revenue	EBITA
Corporate	39%	33%
Banking Practice	43%	71%
HealthCare Compensation	11%	5%
Compensation Consulting	7%	14%
Holding Company		-22%

All numbers included in this schedule are forward-looking materials. Such forward-looking materials are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. These materials are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking materials as a result of certain factors, such as difficulties associated with changes in tax legislation dependence on key consultants, the Company's dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressure, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 1999 as filed with the Securities and Exchange Commission.

Such materials reflect the current views of the Company's management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements and materials attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking materials, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company's Internet site: http://www.clark-bardes.com.

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